FOR IMMEDIATE RELEASE -

                                                              [IMPSAT LOGO]

        IMPSAT ANNOUNCES PROPOSED ACQUISITION BY GLOBAL CROSSING LIMITED

OCTOBER 26, 2006 - Buenos Aires, Argentina - IMPSAT Fiber Networks, Inc., a Delaware corporation (OTC BB: IMFN.OB), announced today that it has entered into a definitive agreement to be acquired by Global Crossing Limited, a Bermuda corporation (NASDAQ: GLBC), with Global Crossing paying $9.32 per share in an all-cash transaction. The acquisition has been unanimously approved by the Board of Directors of Impsat. Shareholders representing approximately 28% of the common stock of Impsat have signed support agreements in favor of the transaction.

The transaction values Impsat's equity at approximately $95 million. As part of the transaction, Global Crossing will assume, refinance and / or repay approximately $241 million in debt. The share price represents a premium of approximately 14% to Impsat's closing share price on October 25, 2006, and a premium of approximately 19% to its 60-day average trading price. Global Crossing will finance the acquisition through a combination of cash on hand and loans for which bank commitments have been secured. The transaction is subject to regulatory approvals, approval of Impsat's shareholders and certain debtholders, and other customary conditions.

"This transaction demonstrates the value created by Impsat within the telecommunications industry in Latin America and represents an attractive offer to our shareholders. Our service-oriented employees and portfolio of IP-based products and services mesh perfectly with Global Crossing's strategy and culture, which emphasize technology, security, customer support and control," said Ricardo Verdaguer, CEO of Impsat. "I believe combining our companies will enhance the solutions we provide customers, create economies of scale, and further serve the economic development objectives of the Latin American region."

"The combination of Impsat's data-centric customer set, extensive Latin American network and managed IP capabilities with Global Crossing's proven ability to deliver converged IP services on a global scale is a compelling win for the customers of both companies," said John Legere, Global Crossing's CEO.

Goldman, Sachs & Co. acted as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to Impsat.

About Impsat
------------

Impsat is a leading provider of private telecommunications network and Internet services in Latin America, offering integrated data, voice, data center and Internet solutions. Impsat's networks consist of owned fiber optic and wireless links, teleports, earth stations and leased satellite links. Impsat owns and operates 15 metropolitan area networks in some of the largest cities in Latin America and has 15 facilities to provide hosting services. Impsat currently provides services to more than 4,500 national and multinational clients, and has operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States.

About Global Crossing
---------------------

Global Crossing provides telecommunications solutions over the world's first integrated global IP-based network. Its core network connects more than 300 cities in 29 countries worldwide, and delivers services to more than 600 cities in 60 countries and 6 continents around the globe. The company's global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world's enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Solutions and Global Crossing VoIP services, to 36 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
-------------------------------------------

IN CONNECTION WITH GLOBAL CROSSING'S PROPOSED ACQUISITION OF IMPSAT PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER BETWEEN GLOBAL CROSSING AND IMPSAT, IMPSAT WILL FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Impsat, without charge, at the SEC's Internet site (www.sec.gov). These documents may also be obtained for free from Impsat's Investor Relations web site (www.impsat.com) or by directing a request to Impsat at: IMPSAT Fiber Networks, Inc., Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina, Attention:
Guillermo Pardo.

Impsat and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Impsat's stockholders in respect of the proposed transaction.

Information regarding Impsat's directors and executive officers is available in Impsat's proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 31, 2006. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction.

FORWARD LOOKING STATEMENTS
--------------------------

This written communication contains forward-looking statements that involve risks and uncertainties concerning Global Crossing's proposed acquisition of Impsat, Impsat's expected financial performance, as well as Impsat's strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the reaction of customers of Impsat to the transaction and general economic conditions. In addition, please refer to the documents that Impsat files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Impsat identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Copies of these filings may be obtained by accessing Impsat's website (www.impsat.com) or the SEC's website (www.sec.gov). Impsat does not undertake any obligation to update any of the forward-looking statements after the date of this press release to conform to actual results.

Impsat intends that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

For More Information Contact:

Hector Alonso, Chief Financial Officer
Facundo Castro Castellanos, Investor Relations
Impsat Fiber Networks, Inc.
Tel: 54.11.5170.6000
www.impsat.com